IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                              )
                                    )           Chapter 11
PLANET HOLLYWOOD                    )
INTERNATIONAL, INC., ET AL.         )           Case No. 99-3612 (JJF)
                                    )
            Debtors.                )           (Jointly Administered)


                ORDER CONFIRMING THE FIRST AMENDED JOINT PLAN OF
           REORGANIZATION DATED DECEMBER 13, 1999 OF PLANET HOLLYWOOD
               INTERNATIONAL, INC. AND CERTAIN OF ITS SUBSIDIARIES
               ---------------------------------------------------

         Planet Hollywood International, Inc. ("PHI") and twenty-five of its affiliates that are debtors and debtors-in-possession herein (collectively with PHI, the "Debtors") having filed their First Amended Joint Plan of Reorganization dated December 13, 1999 (the "Plan") in accordance with Section 1121 of Title 11 of the United States Code (the "Bankruptcy Code"), 11 U.S.C. ss.1121, and their First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code relating to the Plan dated December 13, 1999 (the "Disclosure Statement"); and the Court by order dated December 14, 1999 (the "December 14 Order") having approved the Disclosure Statement as containing adequate information, and the December 14 Order having, INTER ALIA, (i) approved the procedures for the solicitation and tabulation of votes to accept or reject the Plan, (ii) established deadlines for voting on and objecting to the Plan, and (iii) established January 20, 2000 as the date for commencement of the hearing, pursuant to Section 1129 of the Bankruptcy Code, 11 U.S.C. ss.1129, to consider confirmation of the Plan (the "Confirmation Hearing"); and the transmittal of materials to Holders(1) of Claims, Interests and other parties-in-interest, and the solicitation of acceptances from Holders of
Claims in Class
------------------------
(1) All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or, to the extent not inconsistent therewith, in the December 14 Order.

5 and Class 6, having been made within the time and in the manner required by the December 14 Order; and affidavits of publication having been filed with the Court evidencing that the Confirmation Procedures Notice was published in accordance with the provisions of the December 14 Order (the "Publication Affidavits"); and an affidavit of service having been filed with respect to the mailing of the Confirmation Procedures Notice (the "Mailing Affidavit"); and objections to confirmation of the Plan having been filed by (i) Simon Property Group, L.P. ("Simon")(subsequently withdrawn), (ii) 270, L.P. ("270") (subsequently withdrawn), (iii) M. Caransa, b.v. ("Caransa")(subsequently withdrawn), (iv) Wilroad Associates Limited Partnership ("Wilroad"), (v) State of New Jersey, Division of Taxation ("NJ Tax Division"), (vi) United States of America for the Internal Revenue Service ("IRS"), (vii) Stanley Goldich ("Goldich")(subsequently withdrawn in part), (viii) Joseph Mele ("Mele")(subsequently withdrawn); (ix) Al O'Rourke ("O'Rourke"), (x) 601 Pine Street, L.P. ("601") and (xi) Karen Hojniak (collectively, the "Confirmation Objections"); and the Court having considered and approved the Stipulation between the Debtors and America Europe Asia International Trade and Management Consultants, Ltd. ("AEA") (the "AEA Stipulation") providing, INTER ALIA, for AEA to vote its $7,000,000 Class 6 Claim in favor of the Plan; and 270 having elected to change its vote in Class 6 from a rejection to an acceptance of the Plan; and the Debtors having moved for modification of the Plan pursuant to 11 U.S.C. ss. 1127(a) (the "Modification Motion"); and a hearing having been held on January 20, 2000 (the "Confirmation Hearing") where the Court considered (i) confirmation of the Plan (as amended by the modifications), (ii) the withdrawal or settlement of Confirmation Objections, (iii) the Confirmation Objections not otherwise withdrawn or settled, (iv) the fairness and appropriateness of substantively consolidating the Debtors' Estates, and (v) the fairness and reasonableness of the settlements embodied in the Plan; and notice of the Confirmation Hearing being deemed good and sufficient notice of the

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

Modification Motion; and upon the entire record of the Debtors' Chapter 11 Cases, including, without limitation, the record made at the Confirmation Hearing; and after finding that due, sufficient and adequate notice of the Confirmation Hearing, the substantive consolidation of the Debtors' Estates, the AEA Stipulation and the settlements and compromises embodied in the Plan has been given to Holders of Claims, Interests and to all parties-in-interest, and after due deliberation, the Court makes the following findings of fact and conclusions of law:(2)

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW:

         A. The District Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C.ss.ss.157(1) and 1334(a). Venue of these proceedings and the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C.ss.ss.1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C.ss.157(b) and this Court has jurisdiction to enter a final order with respect thereto.

         B. Due, timely, sufficient and adequate notice of the Plan, the Confirmation Hearing, the Modification Motion and the deadlines for voting on, and filing objections to, the Plan has been given to all known Holders of Claims and Interests and other parties-in-interest in accordance with the procedures established by the December 14 Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Court and all other applicable laws, rules and regulations.

         C. The solicitation by the Debtors of votes accepting or rejecting the Plan was proposed and conducted in good faith and complied with Sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the December 14 Order and all other

--------------
(2) This Confirmation Order constitutes the Court's findings of fact and conclusions of law under Federal Rules of Civil Procedure 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it stated as a finding of fact when necessary and appropriate.

applicable provisions of the Bankruptcy Code and all other applicable laws, rules and regulations.

         D. The procedures by which the ballots and master ballots, as applicable, were distributed to Holders of Claims against the Debtors in Class 5 and Class 6 under the Plan entitled to vote on the Plan and tabulated were fair, properly conducted and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court, the December 14 Order and all other applicable laws, rules and regulations.

         E. The Class 6 ballot cast by AEA in accordance with the AEA Stipulation in the amount of $7.0 million to accept the Plan (the "AEA Ballot") shall be included in the final tabulation of the Class 6 Claims voting on the Plan. 270 has changed its Class 6 vote rejecting the Plan to an acceptance of the Plan, and shall be counted as such.

         F. As evidenced by the Affidavit of Carole Donlin dated January 19, 2000 certifying the method and results of the ballot tabulation (the "Plan Vote Certification"), the AEA Ballot and the testimony of Thomas Avallone at the Confirmation Hearing, (i) at least two-thirds in amount and more than one-half in number of the Holders of Claims in Class 5 (Old Senior Subordinated Notes Claims), and Class 6 (General Unsecured Claims) voting on the Plan accepted the Plan without including the votes of insiders.

         G. The classification scheme of Claims and Interests in the Plan is reasonable and complies with the requirements of ss.ss.1122 and 1123 of the Bankruptcy Code. Claims or Interests in each particular Class are substantially similar to other Claims contained in such Class. In addition, consistent with
Section 1122(b), the Plan contains a convenience class (Class 4) encompassing Holders of Allowed Claims in an amount of $2000 or less and each Holder of a General Unsecured Claim that has elected on its Class 6 ballot to reduce the Allowed amount of its Claim to $2000 or less. The inclusion of a convenience class in the Plan is reasonable and appropriate for administrative convenience.

         H. Classes 1, 2, 3, 4, 7, 10 and 11 are not impaired under the Plan and, therefore, such Classes are deemed to have accepted the Plan pursuant to
Section 1126(f) of the Bankruptcy Code.

         I. Classes 8 and 9 are impaired under the Plan and are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

         J. As required by Section 1129(a)(1) of the Bankruptcy Code, the Plan complies with all applicable provisions of the Bankruptcy Code.

         K. As required by and in compliance with Sections 1123(a)(1), (a)(2) and (a)(3) of the Bankruptcy Code, the Plan (i) identifies the Classes of Claims against and Interests in the Debtors, (ii) specifies the Classes of Claims and Interests that are not impaired under the Plan as well as those that are impaired under the Plan, and (iii) specifies the treatment of each Class of Claims or Interests under the Plan.

         L. Consistent with Section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest in a particular Class, unless a Holder of a Claim or Interest has agreed with the Debtor to a less favorable treatment.

         M. As required by Section 1123(a)(5) of the Bankruptcy Code, the Plan contemplates adequate means for its execution and implementation including, but not limited to, (i) the substantive consolidation of the Chapter 11 Cases; (ii) the utilization of available Cash on hand plus (a) $30 million Cash from the New Money Investors, (b) an amount not to exceed $25 million as consideration for the purchase of New Senior Secured Notes or a comparable debt instrument to be issued by Reorganized PHI on the Effective Date, (c) up to $15.0 million under the terms of the Working Capital Facility, and (d) proceeds of asset sales;
(iii) the adoption by Reorganized PHI of the Amended PHI By-Laws and Amended PHI Articles and the filing of the

Amended PHI Articles pursuant to Section 6.2.3 of the Plan; (iv) the issuance by Reorganized PHI of the New Secured PIK Notes, the New Warrants, the New Common Stock and the New Options; and (v) the vesting in the applicable Reorganized Debtor of all property of the Consolidated Estates, and any property and assets acquired by the Debtors or the Reorganized Debtors under the Plan.

         N. As required by Section 1123(a)(6) of the Bankruptcy Code, the Plan provides for the inclusion in the Amended Articles of a provision prohibiting the issuance of non-voting equity securities and for an appropriate distribution of voting power among New Class A Common Stock and New Class B Common Stock. The provisions of the Amended By- Laws and the Plan with respect to the manner of selection of the directors after the Effective Date were the product of good faith negotiations among the Debtors, the Creditors' Committee and the New Money Investors and are necessary for the implementation of the Plan.

         O. Consistent with Section 1123(a)(7) of the Bankruptcy Code, the Plan provides for Robert Earl to be chief executive officer of PHI and for the manner by which the other officers and directors of Reorganized PHI and the other Reorganized Debtors are to be chosen. The designation of Robert Earl as chief executive officer on and after the Effective Date, and the manner of selection and/or designation of the other officers and the directors of the Reorganized Debtors, as applicable, provided for by the Plan are consistent with the interests of Holders of Claims and Interests and public policy.

         P. Consistent with Sections 1123(b)(1) and (b)(2) of the Bankruptcy Code, the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims or Interests, and provides for the assumption, assignment or rejection of each of the Debtors' executory contracts and unexpired leases which have not been previously assumed or rejected pursuant to Section 365 of the Bankruptcy Code, by prior order of the Court as of the Confirmation Hearing.

         Q. Consistent with Section 1123 (b)(3) of the Bankruptcy Code, the Plan provides for either (i) the settlement or adjustment, or (ii) retention and enforcement by Reorganized PHI, of any claims, demands, rights and causes of action that any of the Consolidated Debtors or the Consolidated Estates may hold against any Entity, other than claims that are released by virtue of Section
12.1 of the Plan.

         R. As required by Section 1129(a)(2), the Debtors have complied with all of the applicable provisions of the Bankruptcy Code including the disclosure and solicitation requirements of Sections 1125 and 1126 of the Bankruptcy Code. The Debtors transmitted solicitation materials including ballots to the Holders of Claims in Classes 5 and 6 entitled to vote on the Plan, and non-voting materials including the Plan Summary to the Holders of Interests, only after the Court approved the Disclosure Statement and Plan Summary as containing adequate information and related materials for distribution in compliance with the requirements of the December 14 Order.

         S. As required by Section 1129(a)(3), the Plan has been proposed in good faith and not by any means forbidden by law. The Debtors' objectives in proposing the Plan were for the valid business purpose of resolving disputes and restructuring substantial obligations of the Debtors.

         T. As required by Section 1129(a)(4) of the Bankruptcy Code, any payment made or to be made by the Debtors for services or for costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan, other than those incurred in the ordinary course of business has been approved by this Court or is subject to the approval by this Court as being reasonable.

         U. The Debtors have disclosed their designation of Robert Earl, presently the President and chief executive officer of PHI, to continue as chief executive officer of PHI on and after the Effective Date, and have disclosed the identity of those persons who shall be executive officers and directors of Reorganized PHI on and after the Effective Date to the extent now known. The officers and directors for each of the Reorganized Debtors other than PHI are to be designated on and after the Effective Date by the Board of Directors of Reorganized PHI.

         V. Section 1129(a)(6) of the Bankruptcy Code is inapplicable as there is no governmental regulatory commission with jurisdiction over any rates charged by the Debtors.

         W. As required by Section 1129(a)(7) of the Bankruptcy Code, with respect to each impaired Class of Claims, and each impaired Class of Interests, each Holder of a Claim or Interest of such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

         X. The Debtors have requested that the Court confirm the Plan under
Section 1129(b) as to Classes 8 and 9.

         Y. The Plan is fair and equitable with respect to the Holders of Class 8 Interests as no Class junior to Class 8 under the Plan will receive or retain any property under the Plan on account of such junior Interest. In addition, the Plan is fair and equitable with respect to the Holders of Class 9 Claims as no Class junior to Class 9 under the Plan will receive or retain any property under the Plan on account of such junior Claim, and the Plan does not discriminate unfairly with respect to impaired, non-accepting Classes of Claims and Interests.

         Z. The Plan provides for the treatment of Allowed Administrative Expense Claims and Allowed Priority Claims pursuant to Sections 507(a)(1),
(a)(3), and (a)(8) of the Bankruptcy Code, in accordance with Section 1129(a)(9) of the Bankruptcy Code, except to the extent that the Holder of a particular Claim has agreed in writing to a different treatment.

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

Administrative Expense Claims incurred in the ordinary course of the Debtors' business shall be paid or performed in accordance with the terms and conditions of the parties' agreement.

         AA. The rate of post-Effective Date interest to be paid on account of Allowed Priority Tax Claims, if any, as provided for by Section 4.5 of the Plan, is proper under Section 1129(a)(9) of the Bankruptcy Code and shall be the Treasury Rate except as to the State of New Jersey, Division of Taxation, as to which the rate shall be the prime rate plus three (3%) percent.

         BB. As required by Section 1129(a)(10) of the Bankruptcy Code, and as demonstrated by the Plan Vote Certification, at least one impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider.

         CC. The Plan is feasible. The Debtors have demonstrated that on and after the Effective Date they will have the ability to meet their financial obligations under the Plan and continue their business in the ordinary course. As required by Section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

         DD. As required by Section 1129(a)(12) of the Bankruptcy Code, all fees payable under 28 U.S.C. ss.1930, which are unpaid and due to be paid as of the Effective Date, shall be paid in Cash on or before the Effective Date.

         EE. Consistent with Section 1129(a)(13) of the Bankruptcy Code, Section
6.5 of the Plan provides for Reorganized PHI to continue to pay all retiree benefits (as defined in Section 1114(a) of the Bankruptcy Code), if any, maintained or established by the Debtors prior to the Confirmation Date.

         FF. Based on the record of the Confirmation Hearing, the Old Common Stock had no value as of the Petition Date.

         GG. The substantive consolidation of the Debtors as provided for by
Section 6.2.6 of the Plan will facilitate the consummation and implementation of the Plan, is integral to the treatment provided to Creditors under the Plan, will not prejudice any Creditor of the Estates and is appropriate under the circumstances.

         HH. The Plan is the only plan of reorganization for the Debtors pending before this or any other Court.

         II. The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, as amended (15 U.S.C. ss.77e).

         JJ. By order dated January 18, 2000, this Court has approved the Debtors' execution of a Commitment Letter and Term Sheet dated January 18, 2000 (the "Revolver Commitment") with The CIT Group/Business Credit, Inc. and Rothschild Recovery Fund (together, the "Working Capital Lenders"), which sets forth the material terms and conditions of a commitment by the Working Capital Lenders to provide to PHI and other specified PHI affiliates, subject to the execution of definitive documentation and satisfaction of other conditions, a revolving credit facility in an aggregate principal amount not to exceed $15.0 million to become effective upon the Effective Date.

         KK. PHI has entered into Subscription Agreements with the New Money Investors (the "Investor Agreements") pursuant to which the New Money Investors have agreed to acquire 70 million shares of Reorganized PHI's New Class B Common Stock for $30.0 million. In accordance with the terms of the Investor Agreements, the New Money Investors previously made a $5.0 million good faith deposit into escrow, which money will be applied toward their $30.0 million funding obligation if the Effective Date of the Plan occurs not later than February 29, 2000.

         LL. The Debtors have presented evidence of the likelihood that they will execute a senior secured loan agreement or comparable agreement for a $22 million term loan (the "Bridge Loan") as contemplated by Section 6.1 of the Plan.

         MM. The record established at the Confirmation Hearing demonstrates that all conditions precedent to confirmation of the Plan have been satisfied, or are concurrently satisfied by entry of this Confirmation Order, or have been waived.

         NN. The Debtors have stated that they believe that conditions precedent to the Effective Date of the Plan, as set forth in Section 10.2 of the Plan, will occur or be duly waived.

         OO. Pursuant to Section 1125(e) of the Bankruptcy Code, the Debtors and the Releasees shall not be liable on account of their solicitation of acceptances of the Plan and Reorganized PHI's issuance and/or the Reorganized Debtors' distribution of Plan Securities pursuant to the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, for any violation of applicable law, rule or regulation governing the solicitation of acceptances of a plan of reorganization or the offer, issuance, sale or purchase of securities.

         PP. Pursuant to Section 1145(a)(1) of the Bankruptcy Code, the offer and sale of those Plan Securities issued by Reorganized PHI and distributed to Holders of Allowed Class 5 and Class 6 Claims and Class 8 Interests, in exchange for or principally in exchange for a Claim against, or an Interest in, the Debtors shall be exempt from Section 5 of the Securities Act, and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. The resale of Plan Securities initially distributed to such Entities pursuant to the Plan, shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

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

         QQ. The Plan Securities issued to the New Money Investors, to the Lenders on account of the Term Loan, or to any other Entity not exchanging Claims or Interests for such securities shall be issued pursuant to the exemption provided by Section 4(2) of the Securities Act.

         RR. For all purposes under the Plan, the record established at the Confirmation Hearing demonstrates that the New Secured PIK Notes have an aggregate value as of the Confirmation Date of approximately their face amount.

         SS. For all purposes under the Plan, the record established at the Confirmation Hearing demonstrates that the New Class A Common Stock and the New Class B Common Stock each have a value of approximately $4.2857 per share.

         TT. As indicated by the Plan Vote Certification, Holders of Class 5 Claims in the aggregate approximate principal amount of $123.7 million have elected to receive their Pro Rata Share of New Senior Secured Notes, a Cash fee and New Class A Common Stock as provided for by the Plan if Bay Harbour executes an agreement with the Debtors to acquire the New Senior Secured Notes.

         UU. As indicated by the Plan Vote Certification, Holders of Class 6 Claims in the aggregate approximate amount of $9.36 million have elected on their Class 6 ballots to be treated as Class 4 (Convenience Class) Claims.

         VV. Absent the funds to be provided by the Working Capital Lenders pursuant to the Working Capital Facility, the Plan could not be consummated. The Working Capital Lenders will not provide such funds absent the findings of fact and conclusions of law set forth in this Confirmation Order. The Working Capital Lenders are explicitly relying on the findings of fact and conclusions of law set forth in this Confirmation Order in determining to provide funds pursuant to the Working Capital Facility. Each of the Reorganized Debtors will receive the benefits directly or indirectly from the Working Capital Facility in the form of revolving credit loans and letters of credit.

         WW. On a consolidated basis, as of the Effective Date, and after giving effect to the agreements and transactions contemplated by the Plan on such date the Reorganized Debtors (i) are adequately capitalized and solvent and the sum of their property, at a fair valuation, is greater than the sum of their debts,
(ii) are not engaged or to be engaged in business or any transaction for which their capital is unreasonably small, and (iii) do not intend, or believe, that they will incur debts beyond their to pay as such debts mature.

         XX. The making, delivery, issuance, transfer, assignment, exchange, filing or recording at any time of any deed, bill of sale, mortgage, leasehold mortgage, deed of trust, memorandum of lease, assignment, leasehold assignment, security agreement, lien, financing statement, negative pledge or other instrument of absolute or collateral transfer by the Debtors and/or Reorganized Debtors in connection with the consummation of the Plan shall be, and hereby is, "under a plan confirmed under section 1129 of [the Bankruptcy Code]" within the meaning of that phrase in section 1146(c) of the Bankruptcy Code.

MODIFICATIONS TO THE PLAN

         YY. The modifications to the Plan proposed by the Debtors prior to, at or in connection with the Confirmation Hearing as set forth below in this Confirmation Order (the "Plan Modifications") have been reviewed by and consented to by the Creditors' Committee. The Plan Modifications do not adversely change the treatment of the Holders of Claims against, or Interests in, the Debtors. Consequently, in accordance with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan as amended is deemed accepted by each Holder of a Claim against the Debtors that voted to accept the Plan, without the need to resolicit the votes of

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

such Creditors on the Plan as amended, and is deemed accepted by each Holder of an unimpaired Claim deemed to have accepted the Plan in accordance with Section 1126(f) of the Bankruptcy Code.

FINDING THAT THE PLAN IS CONFIRMABLE BASED UPON, INTER ALIA, ALL OF THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, THE COURT ORDERS THAT:

         1. The Plan and each of its provisions, as modified to the limited extent set forth herein, are hereby confirmed in accordance with Sections 1129(a) and (b) of the Bankruptcy Code.

         2. The Plan is hereby modified as follows:


            (a) Article 1, Definitions and Rules of Construction, Intercreditor
                and Collateral Agency Agreement

                Section 1.61 of the Plan is hereby amended and modified by replacing the definition in that Section with the following:

                "means the agreement governing the respective rights in property of the Debtors, securing parties to the Working Capital Facility, the New Senior Secured Notes (or comparable debt instrument), and the New Secured PIK Notes Indenture in the form acceptable to the Working Capital Lenders and consistent with the Revolver Commitment and approved by the Court."

            (b) Article 1, Definition and Rules of Construction, Treasury Rate


                Section 1.123 of the Plan is hereby amended by replacing the text in the parenthesis of the definition of "Treasury Rate" with the following:

                "(as defined in Section 6621(a)(2) of the Internal Revenue Code of 1986, as amended)"

            (c) Article 1, Definition and Rules of Construction, Working Capital
                Facility

                Section 1.128 of the Plan is hereby amended and modified by replacing the definition in that Section with the following:


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

                "means a post-Effective Date Working Capital Facility in an amount not to exceed $15 million consistent with the terms and conditions of the Revolver Commitment.

            (d) Article 1, Definition and Rules of Construction, Working Capital
                Facility Security and Pledge Agreement.

                Section 1.129 of the Plan is hereby deleted in its entirety and replaced by the following:

                "1.129 "Working Capital Facility Loan Documents", means any and all of the documents and instruments the Working Capital Lenders require to be executed to evidence and give effect to the Working Capital Facility, including without limitation, a note, loan agreement, security agreements, pledge agreements, mortgages, financing statements, and the Intercreditor and Collateral Agency Agreement."

            (e) SECTION 4.2 , ORDINARY COURSE LIABILITIES

            Section 4.2 of the Plan is hereby amended and modified by adding a new sentence at the end of such Section which states as follows:

                "There shall be no bar date with respect to the Administrative Claims of the Internal Revenue Service ("IRS") and the amount of any Administrative Claim held by the IRS and the rights of the IRS, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the IRS would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; PROVIDED, HOWEVER, that the Debtors reserve the right to seek a determination by the Bankruptcy Court of the validity, amount and priority of any Administrative Claim under 11 U.S.C.ss.505, (ii) survive the Effective Date and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code."

            (f) Section 6.2.6, Substantive Consolidation

            Section 6.2.6 of the Plan is hereby amended and modified by inserting the following text at the beginning of the first sentence of such
Section:

                "Except as otherwise provided in Section 6.2.8 hereof, the"

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

             Section 6.2.6 of the Plan is hereby further amended by deleting the words "Pursuant to the Confirmation Order," from the beginning of the second sentence of such Section and instead beginning the second sentence of such Section with "On the Confirmation Date, ..."

            (g) Section 6.2.8, Continued Corporate Existence

                Section 6.2.8 of the Plan is hereby amended by deleting the words "Except as otherwise provided in the Plan," from the beginning of the third sentence of that Section and instead beginning the third sentence of such Section with "On or after the Effective Date, ..."

            (h) Section 10.2, Conditions to the Occurrence of the Effective
Date.

                Section 10.2 of the Plan is hereby amended by adding the following text as a new subsection (f) to that Section:

                "(f) The Working Capital Facility Loan Documents shall have been approved by Order of the Bankruptcy Court together with a finding as to the applicability of 11 U.S.C. ss. 364(e). The conditions to the effectiveness of the Working Capital
                Facility and the New Senior Secured Notes (or comparable debt instrument) shall have been satisfied. This condition cannot be waived by the Debtors without the consent of the Working Capital Lenders, the Holders of the New Senior Secured Notes (or comparable debt instrument) and the Creditors' Committee.

            (i) SECTION 12.1, RELEASES

            Section 12.1 of the Plan is hereby amended and modified by replacing the second full paragraph of that Section with the following:

                On the Effective Date, each Holder of a Claim or Interest shall be deemed to have released unconditionally, and hereby is deemed to release unconditionally on such date, the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to Reorganized PHI, the other Reorganized Debtors, the Chapter 11 Cases or the Plan, except that no Releasees shall be released from acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code. The releases provided for herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the releases provided for herein shall not apply to the Claims, if any, of the United States."

            (j) SECTION 12.4, GENERAL INJUNCTION

            Section 12.4 of the Plan is hereby amended and modified by replacing both provisos at the end of this Section with the following:

                "PROVIDED, HOWEVER, that each Holder of a Claim or Interest may, to the extent permitted by and in accordance with the provisions of the Plan, commence or continue any action or proceeding to determine the amount of its Claim or Interest in the Bankruptcy Court or any other court of competent jurisdiction, and all Holders of Claims or Interests shall be entitled to enforce their rights under the Plan and the Plan Documents, PROVIDED FURTHER, HOWEVER, that nothing in the Plan shall restrain and enjoin all Entities who received or are Holders of Plan Securities and all Holders of Claims against and Interests in the Estates from taking any action to enforce liability arising from acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code. The injunction provided for herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order the injunction provided for herein shall not apply to bar the Claims, if any, of the United States."

         3. For the reasons set forth on the record of the Confirmation Hearing, each and every Confirmation Objection, to the extent not withdrawn or resolved pursuant to the terms of this Confirmation Order, including the Plan Modifications set forth herein, is overruled.

         4. Subject to the provisions of the Plan (including any Plan Document) and this Confirmation Order, the Debtors will, as Reorganized Debtors, continue to exist after the

Effective Date, with all the powers of a corporation or partnership, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable law.

         5. Consistent with the Plan, the following agreements and documents, substantially in the form of those filed with the Court at or after the Confirmation Hearing, as they may be modified by the Debtors with the consent of the Creditors' Committee including all the annexes and exhibits thereto, and all terms and provisions thereof (collectively, the "Plan Documents") are hereby approved in all respects:

         a. Amended and Restated PHI Certificate of Incorporation (the "Amended PHI Articles");

         b. Amended and Restated PHI By-Laws (the "Amended PHI By-Laws");

         c. New Warrant Agreement; and New Warrants; and

         d. Registration Rights Agreement.

         6. PHI, the other Debtors, Reorganized PHI, the other Reorganized Debtors and their directors, officers and agents are hereby authorized to enter into, execute, deliver, file and/or implement the Plan Documents and other documents and instruments substantially consistent therewith or incidental thereto and any amendments, supplements or modifications to such Plan Documents as may be appropriate, and to take such other steps and perform such other acts as may be necessary to implement and effectuate the Plan, the Plan Documents, all other related instruments and documents and this Confirmation Order, and to satisfy all other conditions precedent to the implementation and effectiveness of the Plan.

         7. The Plan and all other agreements provided for under the Plan, including the Plan Documents, and all transactions, documents, instruments and agreements referred to therein, contemplated thereunder or executed and delivered in connection therewith, and any amendments or modifications thereto in substantial conformity therewith are approved, and the Debtors are authorized and directed to enter into and to perform such agreements according to their terms.

         8. Pursuant to Section 6.2.4 of the Plan, on the Effective Date, the following persons shall be appointed to the Board of Directors of PHI:

            (a)  Robert Earl

            (b)  Claudio Gonzalez

            (c)  Thomas Avallone

            (d)  Steven Grapstein

            (e)  Mustafa Al Heijelen

            (f)  two Creditors' Committee designees

The appointment of the foregoing persons to the Board of Directors of PHI is consistent with the interest of Holders of Claims against, and Interests in, the Debtors, and with public policy.

         9. Pursuant to Section 6.2.4 of the Plan, on the Effective Date, Robert Earl shall be the chief executive officer of PHI. The appointment of Robert Earl as chief executive officer of PHI is consistent with the interests of Holders of Claims against, and Interests in, the Debtors, and with public policy.

         10. Reorganized PHI is authorized to issue the Plan Securities consistent with the terms of the applicable Plan Documents.

SUBSTANTIVE CONSOLIDATION

         11. Except as otherwise provided in Section 6.2.8 of the Plan, the substantive consolidation of the Chapter 11 Cases into a single case solely for purposes of confirmation and consummation of the Plan is hereby approved in accordance with Section 105(a) of the Bankruptcy Code, and (i) all assets and all proceeds thereof, and all liabilities of the

Consolidated Debtors will be merged or treated as though they were merged with and into the assets and liabilities of Reorganized PHI; (ii) all Consolidated Claims and Claims among the Consolidated Debtors will receive no distribution under the Plan; (iii) any obligations of any Consolidated Debtor, and all guarantees thereof executed by one or more of the Consolidated Debtors, and any Claims filed or to be filed in connection with any such obligation and guarantee will be deemed one Claim against Reorganized PHI; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Consolidated Debtors will be deemed filed against Reorganized PHI; and (v) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Consolidated Debtors shall be treated for purposes of the Plan as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Consolidated Debtors may be setoff against the debts of any of the Consolidated Debtors.

         12. On and after the Effective Date, PHI shall exist as a corporation duly organized under the laws of Delaware, and the other Reorganized Debtors shall exist as entities duly organized under the laws of their respective states of incorporation or organization with each such entity having assets and liabilities separate and apart from and not merged with assets and liabilities of the other Reorganized Debtors.

WORKING CAPITAL FACILITY

         13. The Debtors, Reorganized PHI, the other Reorganized Debtors and their directors, officers and agents are hereby authorized to enter into, execute and deliver the Working Capital Facility Loan Documents to be negotiated with the Working Capital Lenders if such documents are approved by the Creditors' Committee and to take such other steps and perform such other acts as may be necessary to effectuate the terms thereof, including, without limitation, the payment of all appropriate fees and expenses to, the Working Capital Lenders.

All liens and security interests provided for therein shall be deemed to be authorized and approved, without any further act required; provided, however, that the Working Capital Lenders are authorized to file all documents and instruments and to take all actions required under the Working Capital Facility Loan Documents and each of the Reorganized Debtors are authorized and directed to cooperate in connection with such actions.

NEW SENIOR SECURED NOTES

         14. As of the Effective Date, the Debtors shall have effectuated a sale of up to $25 million of New Senior Secured Notes or other instruments on comparable terms as provided in the Plan, or as modified by agreement between the Debtors and the Creditors' Committee.

LIENS AND SECURITY INTERESTS

         15. On the Effective Date, transfers of property by the Debtors contemplated by the Plan, including with respect to the Working Capital Facility, the New Senior Secured Notes (or comparable debt instruments) and the other Plan Documents, will be legal, valid, binding and effective transfers of property and will vest, to the fullest extent permitted by the Bankruptcy Code, good title to such property in the respective transferee, free and clear of all Liens, Claims and Encumbrances, except as otherwise provided by the Plan, including as required to implement the New Senior Secured Note obligations, the Working Capital Facility and the New Secured PIK Notes Indenture, and this Confirmation Order.

         16. On and after the Effective Date, the creation and perfection of the Liens securing the New Senior Secured Note obligations, the Working Capital Facility and the New Secured PIK Notes and the execution and delivery of guarantees by any of the Debtors thereunder will not be made with actual intent to hinder, delay or defraud any person, will be made for reasonably equivalent value and fair consideration, will not result in the insolvency of any of the Reorganized Debtors, will not leave any of the Reorganized Debtors with unreasonably small capital with which to conduct their businesses, will not be made with the intent to, or belief that they will, incur debts that the respective Reorganized Debtors would be unable to pay as they become due, nor will such transfers or the incurring of such obligations in any manner constitute fraudulent conveyances or transfers.

BINDING EFFECT

         17. Pursuant to Section 1141(a) of the Bankruptcy Code, from and after the Confirmation Date, the Plan shall be binding upon and inure to the benefit of the Reorganized Debtors, all Holders of Claims against, and Interests in, the Debtors and any other party-in- interest in these Chapter 11 Cases and their respective successors and assigns, regardless of whether the Claims of such Holders or obligations of any party-in-interest (i) are in a Class that is impaired under the Plan, (ii) have accepted the Plan, or (ii) have filed a proof of claim.

VESTING

         18. Except as otherwise provided in the Plan (including any Plan Document) or any other indentures, instruments or agreements to be executed and delivered pursuant to the Plan or this Confirmation Order, upon the Effective Date, all property of the Consolidated Estates shall vest in and be retained by Reorganized PHI or the other Reorganized Debtors, as applicable, or distributed to Creditors or Interest Holders as provided in the Plan, free and clear of all Liens, Encumbrances and Interests of Creditors and Holders of Interests expressly provided for in the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise and settle any Claims against them without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

DISCHARGE

         19. Except as otherwise expressly provided in the Plan or this Confirmation Order, as of the Effective Date there shall be discharged, pursuant to Section 1141(d) of the Bankruptcy Code, existing debts of and Claims of any kind, nature or description against the Debtors, any of their assets or properties or any property dealt with under the Plan, and all obligations of the Debtors, directly or as guarantors, under the SunTrust Agreements and the Old Senior Subordinated Notes Indenture. Upon the Effective Date, the Debtors shall be discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all Claims and all debts of the kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim based upon such Claim is Filed or deemed Filed or the Holder of a Claim based upon such debt has accepted the Plan.

INJUNCTION

         20. Except as otherwise provided in the Plan or this Confirmation Order, all Holders of Claims and Interests shall be precluded from asserting against the Debtors, any of their assets or properties or any property dealt with under the Plan, any or other further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder Filed a proof of claim. Except, as otherwise provided in the Plan or this Confirmation Order, the discharge of all existing debts and Claims effected hereby to the extent permitted by Section 1141 shall void any judgment against the Debtors obtained at any time to the extent it relates to a discharged Claim and operates as an injunction against the commencement or continued prosecution of any action against the Debtors, Reorganized PHI, the other Reorganized Debtors, or any of their respective properties to the extent it relates to a discharged Claim.

         21. Except as otherwise provided in the Plan or this Confirmation Order, all Entities who received or are Holders of Plan Securities and all Holders of Claims against, and

Interests in, the Estates are permanently restrained and enjoined after the Confirmation Date from commencing, continuing or taking any act, to enforce, or from collecting or recovering by any manner or means, any right, claim or cause of action related to any Old Security or any claim, against any of the Debtors or any Foreign Subsidiary or Domestic Subsidiary.

         22. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the releases provided for in Section 12.1 of the Plan and the injunction provided for in Section 12.4 of the Plan shall not apply to bar or otherwise impair Caransa from (i) finalizing an agreement in principle negotiated with PH Amsterdam B.V. ("PH Amsterdam"), an affiliate of PHI and a Netherlands company, and the Trustee in the pending Netherlands insolvency proceeding of PH Amsterdam, in respect of Caransa's claims under a lease with PH Amsterdam and a certain loan agreement between Caransa and PH Amsterdam, and
(ii) otherwise pursuing its rights and claims as against PH Amsterdam in the context of PH Amsterdam's Netherlands insolvency proceeding and otherwise pursuant to Dutch law and in respect of the real property subject to the lease; PROVIDED, HOWEVER, that Caransa will reduce the amount of its Claim against PHI by the amount of any recovery obtained in PH Amsterdam's Netherlands insolvency proceeding or otherwise pursuant to Dutch law.

         23. The releases provided for in Section 12.1 of the Plan and the injunction provided for in Section 12.4 of the Plan shall not prevent the NJ Tax Division from pursuing recovery against the applicable Reorganized Debtors either in the Bankruptcy Court or in the applicable non-bankruptcy court and thereafter from pursuing collection of trust fund taxes from responsible persons of the Debtors.

RELEASES

         24. Except as otherwise provided for in the Plan or this Confirmation Order, the Releases provided for in Sections 12.1 of the Plan and the General Injunction provided for in

Section 12.4 of the Plan are hereby approved and authorized and incorporated herein as if fully set forth herein.

         25. Except as otherwise provided for in the Plan or this Confirmation Order, pursuant to Section 12.3 of the Plan, neither the Debtors, Reorganized PHI, the other Reorganized Debtors, nor any of their respective employees, officers, directors, agents, or representatives, nor any Professionals employed by any of them, nor the Creditors' Committee, or any of its members, agents, representatives, or professional advisors shall have or incur any liability to any Entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating the Plan, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

         26. Nothing contained in the Plan, including, but not limited to,
Article 12, or in this Confirmation Order shall be construed to effect a waiver of the rights of any party under Section 1125(e) of the Bankruptcy Code or the waiver of the rights of any party to indemnification.

TRANSFER TAXES

         27. Pursuant to Section 1146(c) of the Bankruptcy Code, neither (i) the issuance, transfer or exchange of any security under the Plan, nor the making or delivery of any instrument of transfer, nor the revesting, transfer or sale of any real or personal property of the Debtors, (ii) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money, any deed or other instrument of transfer, in connection with, or in furtherance of, the Plan, or as further provided under Section 14.8 of the Plan, including without limitation the sale of the Debtors' interests in 1567 Broadway, New York, New York, pursuant to the Purchase and Sale Agreement dated January 4, 2000 between PH (Region III), Inc. and Intell 1567 LLC (the "Agreement") and in connection with the

Atlantic Transaction (as such term is defined in the Agreement), shall be subject to any document recording tax, stamp tax, or other similar tax or governmental assessment. Each and every recorder of deeds or similar official for any county, city or governmental unit in which any instrument under, in furtherance of, or in connection with the Plan, is to be recorded, is directed to accept for filing or recording this Confirmation Order and any and all such instruments, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or other similar tax.

         28. Distributions required to be made to the Holders of Allowed Claims against, and Allowed Interests in, the Debtors shall be made to the Entities entitled thereto as provided in the Plan. The record date for determining which Holders of Allowed Claims and Allowed Interests are entitled to receive distributions under the Plan shall be the fifth Business Day prior to the Effective Date (the "Distribution Record Date"). Pursuant to Section 6.3.7 of the Plan, the respective transfer registers for the Old Securities will be closed, and Reorganized PHI, the Old Indenture Trustee, the Old Stock Transfer Agent and their respective agents shall have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date.

         29. Notice of the date which shall be the Distribution Record Date shall be provided to the Old Indenture Trustee, the Old Stock Transfer Agent and their respective agents, if any, at least three (3) Business Days prior to the Distribution Record Date.

         30. Those Plan Securities that are issued by Reorganized PHI to the Holders of Allowed Claims in Classes 5 and 6, and Allowed Interests in Class 8, under the Plan in exchange for a Claim against, an Interest in, or an Administrative Claim against the Debtors, or principally in such exchange and partly for cash or property, are exempt from registration pursuant to Section 1145 of the Bankruptcy Code and those Plan Securities may be resold by such Holder without restriction except to the extent that such Holder is deemed an underwriter with respect to those securities pursuant to Section 1145(b)(1) of the Bankruptcy Code.

         31. For purposes of distribution, multiple General Unsecured Claims (i) Filed by a single Creditor against the same or multiple Debtors and/or (ii) of a single Creditor scheduled by multiple Debtors, shall be aggregated for all purposes under the Plan including, but not limited to, for purposes of determining whether the Holder of such Allowed General Unsecured Claims shall be treated as the Holder of a Class 4 Convenience Class Claim or as the Holder of a Class 6 General Unsecured Claim.

         32. The Debtors are hereby authorized to transmit a supplemental Convenience Class Election form (the "Election Form"), substantially in the form of that annexed to this Confirmation Order as Exhibit A, which form is hereby approved, permitting Creditors to elect to be treated as Class 4 Claims under the Plan, to those Creditors that were not previously forwarded a Class 6 ballot to vote on the Plan and that (i) Filed a proof of claim against one or more of the Debtors asserting a General Unsecured Claim either in the amount of $2,000 or less or which was received by the Balloting Agent after the December 6, 1999 Record Date previously established by the Court, and (ii) was scheduled by the Debtors in the schedules of liabilities Filed with the Court. The Debtors may make modifications to the Election Form with the consent of the Creditors' Committee. Creditors entitled to receive the Election Form shall be given at least 20 days from the date of transmittal by first class mail of the Election Form to return the Election Form to the Balloting Agent in the manner provided for on the face of the Election Form.

         33. The Debtors are also authorized to prepare in consultation with the Creditors' Committee and to send a notice to those Holders of General Unsecured Claims with multiple proofs of claim Filed against the Debtors and/or scheduled by multiple Debtors in their schedules of liabilities that elected on Class 6 ballots to be treated as Convenience Claims under the Plan. The notice will inform each such Creditor that all of its Allowed Class 6 Claims will be aggregated for purposes of receiving one distribution from the Debtors, and accordingly, will provide such Creditors with the opportunity to nullify the previous Convenience Class Election such Creditor made. Creditors shall be provided with at least twenty
(20) days from the date of transmittal of the notice by first class mail to notify the Balloting Agent, in the manner provided in the notice, of their decisions to nullify their prior Convenience Class Election.

         34. Without limiting the Registration Rights Agreement, Reorganized PHI is authorized and directed to file, not later than 90 days after the Effective Date, a shelf registration relating to the securities issued to the Holders of the New Common Stock, the New Senior Secured Notes (or comparable debt instruments), the New Secured PIK Notes and the New Warrants, and Reorganized PHI is directed to use its reasonable best efforts to have such shelf registration declared effective as soon as practicable after such filing and to keep the shelf registration statement continuously effective until the second anniversary of the Effective Date.

         35. Confirmation of the Plan will not affect the valid set off rights, if any, of the United States of America.

         36. In addition to the SunTrust Agreements, the Debtors and SunTrust are parties to a certain ACH Agreement (the "ACH Agreement") pursuant to which SunTrust provides various payroll processing and payment services to the Debtors. Pursuant to a Security Agreement dated April 22, 1999, PHI granted a perfected first priority security interest in and lien on a renewable certificate of deposit issued by SunTrust in the face amount of $895,000. The Claims, if any, of SunTrust under the ACH Agreement shall be unimpaired and treated as Class 3 (Miscellaneous Secured) Claims under the Plan. After the Effective Date, the ACH Agreement shall continue in full force and effect unless otherwise agreed by Sun Trust and the

Debtors, and subject to the Debtors' rights of termination in accordance with the ACH Agreement.

EXECUTORY CONTRACTS

         37. Except as otherwise provided by orders of this Court, pursuant to
Section 9.1 of the Plan, and in accordance with Section 1123(b)(2) of the Bankruptcy Code, the Debtors will be deemed to have rejected as of the Effective Date each executory contract or unexpired lease that has not been previously assumed or rejected pursuant to a prior order of this Court or which has not been designated to be assumed by Reorganized PHI or any applicable other Reorganized Debtor at or prior to the Confirmation Hearing.

         38. Pursuant to Section 9.2 of the Plan, any Claim for damages arising by reason of the rejection of an executory contract or unexpired lease pursuant to the Plan, if not previously evidenced by a Filed proof of claim or barred by a Final Order shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their successors or assigns or their properties or agents, unless a proof of claim is filed with the Bankruptcy Court and served within thirty (30) days after the later of (i) the entry of a Final Order authorizing such rejection other than this Confirmation Order and (ii) the Effective Date.

         39. Pursuant to Section 9.3 of the Plan, each executory contract and unexpired lease to be assumed pursuant to the Plan, including each Landlord Settlement Agreement, shall be reinstated and rendered unimpaired in accordance with Sections 1124(2) and 365(b)(1) of the Bankruptcy Code, or in accordance with the applicable agreement approved by the Court, and the Debtors shall cure or provide adequate assurance that they will cure any monetary defaults. The Court retains jurisdiction to resolve disputes regarding the cure amount and the Debtors' provision of adequate assurance of future performance.

FINAL COMPENSATION APPLICATIONS

         40. All applications for a final allowance of compensation and the reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code Filed by Professionals (other than Professionals retained by the Old Indenture Trustee) for services rendered before the Confirmation Date (the "Final Compensation Application") shall be Filed and served on Reorganized PHI, the Creditors' Committee and the United States Trustee no later than thirty
(30) days after the Effective Date or such later date as the Court shall approve; PROVIDED HOWEVER, that any Professional or other person that fails to timely file an application for allowance shall be forever barred from asserting such Claims against the Reorganized Debtors. Objections to such Compensation Applications shall be due no later than fifteen (15) days after service of the related application. Hearings on the Compensation Applications shall be established by the Court. After the Effective Date, each Professional may receive payment for compensation earned and reimbursement of expenses incurred subsequent to the Confirmation Date from Reorganized PHI relating to the implementation and consummation of the Plan without the need for filing applications for post-Confirmation Date services or obtaining approval of the Court; PROVIDED HOWEVER, that no such fees and expenses shall be paid without receipt by Reorganized PHI of a detailed written invoice from the Professional. The Court shall retain jurisdiction to determine any disputes concerning post-Confirmation Date fee requests related to the implementation of the Plan.

         41. The requirement, set forth in the Court's October 13, 1999 Administrative Order with respect to compensation and reimbursement of Professionals, that interim Professional fee applications for the period from December 1, 1999 through December 31, 1999 be submitted by January 25, 2000 is hereby waived, and all applications for approval of Professionals' fees for such period and any subsequent periods may be included in such Professionals' Final Compensation Application.

BAR DATE FOR TAX CLAIMS OF GOVERNMENTAL UNITS

         42. Pursuant to Section 502(b)(9) and Bankruptcy Rule 3003(c)(3), all governmental units (as defined in Section 101(27) of the Bankruptcy Code) seeking to have an Allowed Claim (as defined in Section 101(5) of the Bankruptcy
Code) in respect of taxes against any or all of the Debtors which arose prior to the Petition Date, must file a written proof of such Claim with the Bankruptcy Court that substantially conforms to Official Form No. 10, by sending an original proof of claim to Donlin Recano & Company, Inc. As Agent for the United States Bankruptcy Court (the "Claims Agent") re: Planet Hollywood International, Inc. ET AL., P.O. Box 2089, Murray Hill Station, New York, New York 10156 or, if by overnight courier or by hand to the Claims Agent at 419 Park Avenue South, Suite 1206, New York, New York 10016 and serve copies upon (a) Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819, Attention:
General Counsel; and (b) Debtors' Co-Counsel, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention: Robin E. Keller, Esq. and Young Conaway Stargatt & Taylor, LLP, Rodney Square North, Eleventh Floor, Wilmington, Delaware 19899-0391, Attention: James L. Patton, Jr., Esq., so as to be received on or before 4:00 p.m. Eastern Time on April 10, 2000, which is the date 181 days after the Petition Date (the "Governmental Unit Claims Bar Date").

         43. The Debtors shall give notice of the Governmental Unit Claims Bar Date by forwarding a copy of a Notice, substantially in the form of that annexed hereto as Exhibit B, the form of which is hereby approved, to each known governmental unit at least 35 days before the Governmental Unit Claims Bar Date. Notice in the manner provided for hereby shall be deemed good, adequate and sufficient notice of the Governmental Unit Claims Bar Date if it is served, together with a proof of claim form via the United States Mail, first class postage prepaid.

         44. Any governmental unit that is required to File a timely proof of claim against the Debtors in the form and manner specified by this Confirmation Order and that fails to do so on or before the Governmental Unit Claims Bar Date shall not, with respect to such Claims, receive or be entitled to receive any payment or distribution of property from the Debtors, the Reorganized Debtors or, their successors or assigns with respect to such Claims and shall be forever barred, estopped and enjoined from asserting such Claims against the Debtors, the Reorganized Debtor or their successors or assigns.

         45. All objections to Tax Claims asserted by governmental units in respect of the Governmental Unit Claims Bar Date shall be Filed and served upon the Holder of such Claim on or prior to sixty (60) days after the Governmental Unit Claims Bar Date; PROVIDED HOWEVER, that objections Filed by the Debtors against the Tax Claims filed by the IRS shall be Filed and served upon the IRS and its counsel on or after the later of (i) sixty (60) days after the Governmental Unit Claims Bar Date or (ii) sixty (60) days after notification to Reorganized PHI of the determination by the Joint Committee on Taxation of the United States Congress with respect to a refund issued to the Debtors in connection with the Debtors' 1996 and 1997 tax years.

JURISDICTION

         46. Notwithstanding the entry of this Confirmation Order, the occurrence of the Effective Date or substantial consummation of the Plan, the Court will retain jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases as necessary to ensure that the purpose and the intent of the Plan are carried out and otherwise to the full extent provided herein and in
Section 13.1 of the Plan.

DISSOLUTION OF THE COMMITTEE

         47. The Creditors' Committee will be deemed dissolved and the duties of the Creditors' Committee and the Professionals retained thereby will thereupon terminate in accordance with Section 14.12 of the Plan, except that counsel for the Creditors' Committee shall have standing to object to any Final Compensation Application Filed in these Chapter 11 Cases. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or the reimbursement of expenses for any services rendered after the Effective Date except with respect to any appeal pending on the Effective Date of an Order entered in the Chapter 11 Cases or to the extent provided for in Section 14.12 of the Plan.

         48. If the Debtors are for any reason unable to consummate the Plan after the Confirmation Date: (a) nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceedings involving the Debtors; and (b) the result shall be the same as if this Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

         49. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

         50. To the extent of any inconsistency between the terms of the Plan and this Confirmation Order, those of the Confirmation Order shall govern.

Dated:      Wilmington, Delaware
            January __, 2000

                                       ---------------------------------
                                       Joseph J. Farnan, Jr.
                                       Chief Judge, United States District Court